Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Lindsay Hatton
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. ANNOUNCES

PRICING OF PUBLIC OFFERING BY SELLING SHAREHOLDERS

- - Company Will Not Receive Any Proceeds of Sale - -

Melville, NY, January 23, 2004 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” announced today the pricing of a public offering by certain selling shareholders of 6,000,000 shares of Class A Common Stock at $27.80 per share.  The selling shareholders also granted the underwriters of the offering a 30 day option to purchase up to 900,000 shares at the public offering price, less the underwriting discount, to cover over-allotments, if any.  The Company will not receive any proceeds from any sale of shares by the selling shareholders.

The Class A Common Shares are offered pursuant to a prospectus supplement and the accompanying base prospectus previously filed by the Company with the Securities and Exchange Commission.  Merrill Lynch & Co. acted as the sole book-running manager for the offering, Robert W. Baird & Co. acted as co-lead manager for the offering, and Allen & Company LLC, William Blair & Company, and BB&T Capital Markets acted as co-managers for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The offering may only be made by means of a prospectus, and the related prospectus supplement.  When available, copies of the prospectus and prospectus supplement can be obtained from Merrill Lynch & Co., Inc., 4 World Financial Center, New York, NY  10080.

- MORE -

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 345,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 30 million direct-mail catalogs and CD-ROMs, approximately 90 branch sales offices, more than 400 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

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